Exhibit 5

                                                Ambac Financial Group, Inc.
                                                 One State Street Plaza
                                                 New York, NY 10004
                                                 212.208.3355

                                                 Anne G. Gill
                                                  First Vice President,
                                                  Corporate Secretary
                                                  and Assistant General Counsel



October 31, 2003


Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004

Re:  Ambac Financial Group, Inc.
     Registration Statement on Form S-8
     ----------------------------------

Ladies and Gentlemen:

This opinion is furnished by me as First Vice President, Secretary, and Assistant General Counsel of Ambac Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") with respect to 6.25 million shares (the "Shares") of common stock, par value $.01 per share of the Company, of which 5.75 million Shares to be issued from time to time pursuant to Ambac Financial Group, Inc 1997 Equity Plan (the "Equity Plan") and 500,000 Shares to be issued from time to time pursuant to the Ambac Financial Group, Inc. Savings Incentive Plan (the "SIP," collectively the Equity Plan and the SIP shall be referred to herein as the "Plans").

In preparing this opinion, I have examined the Registration Statement and have examined originals or copies, certified or otherwise identified to my satisfaction, such documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate to enable me to render the opinion expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

I am a member of the Bar of the State of New York and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware, to the extent referred to specifically herein.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the relevant Plan and (b) paid for in




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Ambac Financial Group, Inc.
October 31, 2003
Page 2 of 2


full in accordance with the terms of the relevant Plan, the Shares will be validly issued, fully paid and non-assessable.


I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the use of my name under the heading "Legal Opinion" in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


Very truly yours,

/s/ Anne G. Gill
----------------
Anne G. Gill
First Vice President, Secretary and
Assistant General Counsel